EXHIBIT 11

                               CELSION CORPORATION

                        COMPUTATION OF EARNINGS PER SHARE



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                                               Three Months Ended March 31,    Six Months Ended March 31,
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                                                    2003             2002             2003             2002
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
Net loss attributable to common            $  (4,839,570)   $  (3,763,571)   $  (6,827,704)   $  (5,439,929)
stockholders
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Net (loss) income per common               $       (0.04)   $       (0.04)   $       (0.07)   $       (0.06)
share*
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Weighted average shares                      108,726,231       89,291,710      101,953,699       84,008,495
outstanding
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



* Common stock equivalents have been excluded from the calculation of net loss per share as their inclusion would be anti-dilutive.